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FOR IMMEDIATE RELEASE:


                        SERVICE CORPORATION INTERNATIONAL
                          ANNOUNCES MANAGEMENT CHANGES


HOUSTON, TEXAS, February 8, 2006 . . . Service Corporation International (NYSE:
SCI), which owns and operates funeral service locations and cemeteries, announced today certain management changes. Effective June 30, 2006, Mr. Jeffrey
E. Curtiss will retire as Senior Vice President, Chief Financial Officer of the Company. Thereafter, Mr. Curtiss will remain an employee of the Company for a transitional period. Effective today, the SCI Board of Directors promoted Vice President and Corporate Controller Eric D. Tanzberger to the position of Senior Vice President and Corporate Controller. Mr. Tanzberger will assume the office of Chief Financial Officer effective June 30, 2006.

Also effective today, Vice President, Major Market Operations, Sumner J. Waring, III, has been promoted to the position of Senior Vice President, Major Market Operations, and Mr. Harris E. Loring, III, has been promoted to the position of Vice President and Treasurer.

Commenting on the management changes, Mr. Thomas L. Ryan, President and Chief Executive Officer, said, "I would like to personally thank Jeff Curtiss for his exemplary service as CFO during a challenging time for the Company. He has been an important part of the team that enabled the Company to reestablish its strong foundation. I am also extremely pleased with the selection of Eric Tanzberger to succeed Jeff as Chief Financial Officer. Eric has demonstrated extraordinary abilities and leadership skills during his nine and a half years with the Company."

Mr. Tanzberger, 37, joined the Company in August 1996 and has held various management positions prior to being promoted to Corporate Controller in August 2002. Prior to joining the Company, Mr. Tanzberger was Assistant Corporate Controller at Kirby Marine Transportation Corporation, an inland waterway barge and tanker company, from January through August 1996. Before that, he was a Certified Public Accountant with Coopers & Lybrand L.L.P. for more than five years. Mr. Tanzberger is a Certified Public Accountant and a graduate of the University of Notre Dame, where he earned a Bachelor of Business Administration degree.

Mr. Waring, 37, a licensed funeral director, joined the Company as an Area Vice President in 1996 when the Company merged with his family's funeral business. Mr. Waring was appointed Regional President of the Northeast Region in 1999 and was promoted to Regional President of the Pacific Region in September 2001. Mr. Waring was promoted to Vice President, Western Operations, in August 2002 and assumed the office of Vice President, Major Market Operations, in November 2003. Mr. Waring holds a Bachelor's degree in Business Administration from Stetson University in DeLand, Florida, a degree in Mortuary Science from Mt. Ida College and a Masters of Business Administration degree from the University of Massachusetts, Dartmouth.

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Mr. Loring, 55, joined the Company in March 2000 as the Managing Director, Tax
and was promoted to Assistant Treasurer in May 2004. Before joining the Company, Mr. Loring was Director, Tax at Stone & Webster, Inc. and held various corporate tax and treasury positions in other companies over a twenty-five year period. Mr. Loring is a Certified Public Accountant and holds a degree in Business Administration from Bryant College in North Smithfield, Rhode Island and a Master of Science in Taxation from Bentley College, Waltham, Massachusetts.

Mr. Ryan congratulated the above individuals on their new roles, saying, "These promotions are well deserved in that they recognize the tremendous talent and leadership ability of individuals who have helped us make so much progress in the past few years. They join a seasoned group of other SCI senior managers and better position the Company to execute its strategic plan."

Service Corporation International, headquartered in Houston, Texas, is the leading provider of funeral and cemetery services in the world. We have an extensive network of businesses including 1,076 funeral service locations and 358 cemeteries in North America as of December 31, 2005. For more information about Service Corporation International, please visit our website at http://www.sci-corp.com.



For additional information contact:

Investors: Debbie Young-Director of Investor Relations            (713) 525-9088

Media: Terry Hemeyer-Managing Director/Corporate Communications   (713) 525-5497

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